Exhibit 99.1

ALTICE USA APPOINTS DENNIS MATHEW CHIEF EXECUTIVE OFFICER;
NAMES DEXTER GOEI EXECUTIVE CHAIRMAN OF THE BOARD

Leadership transition effective October 3, 2022

NEW YORK (September 7, 2022) – Altice USA (NYSE: ATUS) today announces that its Board of Directors has appointed Dennis Mathew to the position of Chief Executive Officer, effective October 3, 2022. Mr. Mathew assumes the CEO role from Dexter Goei who has been named Executive Chairman of the Board of Directors, also effective October 3, 2022. All of Mr. Goei’s direct reports will report to Mr. Mathew on the effective date. Founder and current Chairman of the Board, Patrick Drahi, will remain a Director of the Board.
Given Mr. Goei’s intention to return to Europe with his family, with his involvement the Board undertook a comprehensive search for its new CEO to identify the best leader to advance Altice USA into its next phase of growth and ensure strategic continuity.
“I am pleased to welcome someone of Dennis’ caliber and mindset to Altice USA,” said Patrick Drahi, Founder and Chairman of the Board, Altice USA. “He has an impressive track record at Comcast, driving transformation and success in highly competitive markets and redefining the role of telecommunications services for customers through a superior service experience, all of which will serve us well. With our fiber network deployment well underway, I am confident that Dennis is the right leader to build on the momentum we have made as we bring the most advanced fiber broadband services to our customers across the country. Dennis’ leadership approach, along with his commitment to our people, our customers, and our communities, will have a tremendous impact on Altice USA today and into the future.”
Mr. Mathew joins Altice USA from Comcast where he spent the last 17 years in senior corporate and operational leadership positions, leading the company’s largest regions with a focus on all aspects of the residential and commercial businesses for the entire Comcast portfolio of products and services. He oversaw the organization’s strategic, financial, and operational performance in the Freedom and Western New England Regions, positioning his regions to become best-in-class for customer experience and employee engagement at Comcast. Mr. Mathew has successfully led through business transformation, developing long-term solutions and launching new businesses and products for Comcast to drive improved performance and enhance the customer experience for millions of customers across highly competitive markets.
“I am honored to accept the role of CEO at this important juncture for Altice USA,” said Mr. Mathew. “As Altice USA advances its position as a converged fixed and wireless player, I see immense potential to further connect with and serve customers in new ways while elevating the company as the connectivity provider of choice. I look forward to leading such an innovative company that has the right vision and long-term strategy centered on investments in fiber infrastructure and a superior customer experience. I thank Patrick and Dexter for their trust and for the opportunity, and I am eager to begin working with the talented leadership team and employees at Altice USA to build on the success they have achieved and continue to foster an inclusive culture for all.”
Added Mr. Drahi, “Dexter has effectuated a business and cultural transformation at Altice USA over the past seven years, building the company into what it is today with passionate employees who are committed to our customers and to each other. Given his intention to return to Europe with his family, Dexter has been involved in our search for a new CEO and I am grateful for his partnership to ensure Altice USA has the best leader to advance the company into its next phase of growth. I have the highest respect for Dexter as a business partner and confidant and am pleased that he has agreed to serve as Executive Chairman of the Board of Directors while also supporting Dennis in his transition to CEO and working on key strategic initiatives.”
Said Mr. Goei, “Leading Altice USA has been the most rewarding experience in my career. From our fiber network deployment and launch of multi-gig fiber broadband offerings to our diversity and inclusion programs and local community engagement efforts, I could not be prouder of what we have accomplished together thanks to the leadership team and the thousands of dedicated employees across the country who enthusiastically serve our customers and communities every day. In the months ahead, my focus will be on ensuring a smooth leadership transition and working closely with Dennis on our key strategic initiatives. I welcome Dennis to the Altice USA family and have the utmost confidence in him as we continue to accelerate and deliver on our fiber strategy and embark on the next chapter of our story.”
Mr. Mathew will be based in the company’s headquarters in Long Island City, NY.

About Dennis Mathew A telecommunications industry veteran, Dennis Mathew spent the last 17 years in senior corporate and operational leadership positions at Comcast, leading the company’s largest regions with a focus on all aspects of the residential and commercial businesses for the entire Comcast portfolio of products and services.
He oversaw the organization’s strategic, financial, and operational performance in both the Freedom Region (Southeast Pennsylvania, New Jersey, Northern Delaware) and Western New England Region (Connecticut, Vermont, Western Massachusetts, and areas of New York and New Hampshire), positioning his regions to become best-in-class for customer experience and employee engagement at Comcast. Mr. Mathew has successfully led through business transformation, developing long-term solutions and launching new businesses and products for Comcast to drive improved performance and enhance the customer experience for millions of customers across highly competitive markets.
Prior to joining Comcast, Dennis held positions focused on technology risk assessment with both PricewaterhouseCoopers and Andersen/Protiviti.
Mr. Mathew earned a Bachelor of Science degree from the University of Pennsylvania’s Wharton School. He is a graduate of the NAMIC Executive leadership Development Program and has been recognized by Philadelphia Business Journal and Multichannel News on their “40 Under 40” lists, as well as being named to the CableFAX “Most Influential Minorities in Cable” list.
In addition, Mr. Mathew is Co-Founder and Chairman of Bloom India, a nonprofit organization whose mission is to provide high-quality education to the underprivileged throughout India and has spent the last decade working with non-profit organizations focused on anti-human trafficking efforts.

# # #

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Sarah Freedman: +1 631 660 8714 / sarah.freedman@alticeusa.com
Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com
Janet Meahan: +1 516 519 2353 / janet.meahan@alticeusa.com
About Altice USA
Altice USA is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, and mobile services to nearly 5 million residential and business customers across 21 states through its Optimum brand. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional, and national businesses and advertising clients. Altice USA also offers hyper-local, national, international, and business news through its News 12, Cheddar News and i24NEWS networks.